EXHIBIT 99.1

Accounting Policies and Procedures Manual

This manual has been assembled to provide Wewards, Inc. with guidance in fulfilling its fiscal responsibility to its funding sources.

This manual is to be used by Wewards, Inc. and its employees to assure that Wewards, Inc.'s financial resources are properly safeguarded and utilized only for authorized purposes.

Management realizes that the procedures set forth in this manual may become inadequate because of changes in conditions. As such, Management, as authorized by the Board of Directors will revise, modify, and update this manual as conditions warrant.

Wewards, Inc. will follow the established policies and procedures in fulfilling its fiscal responsibility and in maintaining its accountability to its funding sources.

Internal Control

Policy:

Wewards, Inc. will maintain an adequate system of internal accounting controls to provide management with reasonable assurance as to the safeguarding of assets against losses from unauthorized use or disposition and the reliability of financial records for preparing financial statements and maintaining accountability of assets.

Procedures:

1.

The characteristics of an adequate system of internal control will include the following:

a)

Segregation of duties, when possible, within the organization based on functional responsibilities.

b)

A system of authorization and record retention.

c)

A degree of personnel competence commensurate with responsibilities.

2.

To achieve these objectives, the following controls will be in place:

a)

No one person shall have complete control over all phases of any significant transaction.

b)

Whenever possible, the flow of work will be from one employee to another so that the work of the second, without duplicating that of the first, provides a check upon it.

c)

Recordkeeping will be separated from operations or the handling and custody of assets.

d)

Responsibilities in the accounting department will be clearly established and followed as closely as possible.

Cash Management

Policy:

1.

Wewards, Inc. will properly control and account for all cash.

2.

All cash depository accounts will have FDIC coverage.

3.

All bank balances in excess of FDIC coverage ($250,000) will be collaterally secured.

Procedures:

1.

All bank accounts shall be in Wewards, Inc.’s name.

2.

All checks will be pre-numbered and used in numerical order.

3.

All Wires will be generated by Accounting Manager and approved by Director in all banking system.

4.

No checks will be prepared without proper supporting documentation.

5.

Checks will not be made payable to "Cash" or "Bearer".

6.

Blank checks are to be kept in a secured location in the Accounting Manager's office.

7.

All checks must be accounted for. Void checks are to be defaced and kept for subsequent inspection.

8.

All bank accounts will be reconciled monthly by the Accounting Manager and/or Accounting Clerk, and reviewed by the Director.

9.

The Accounting Manager will compare the reconciled cash balances to the General Ledger balances and investigate and resolve all variances.

10.

The authorized check signatures is our Director only.

11.

The mechanical check signer, if applicable, will be kept in a locked file cabinet separate from the blank checks.

Accounts Receivable Collection

Policy: The Accounting Manager shall be responsible for monitoring the timely collection of accounts receivable balances.

Procedures:

1.

Remittance statements will be mailed to all affiliate Funds so they will be received by the 1st of the month.

2.

An aged Accounts (Participation fees) Receivable Report will be prepared and distributed to the Director by the 15th of the month.

3.

The Director and the Accounting Manager will review the report and determine those receivable balances which should be collected during the month.

4.

The following procedures will be followed for all affiliate Funds with delinquent balances of 60 days or more:

a)

The Accounting Manager will send reminder letters to the delinquent affiliate Funds, as discussed with the Director.

b)

Participant Funds' responses to the notice of delinquency will be brought to the Director's attention, including reasons for delinquency and payment commitments obtained from the affiliate Funds.

c)

If the delinquencies cannot be satisfactorily resolved, the Board of Trustees will be notified of the situation and any problems experienced.

5.

The Accounting Manager will note the affiliate Fund's commitment date and amount. If the affiliate Fund does not uphold the payment commitment or if there are any material discrepancies in the payment amount, the affiliate Fund will be telephoned in an attempt to resolve the matter. All problems experienced will immediately be reported to the Director for resolution.

6.

The Director will report any major problems with receivable collections to the Co-Chairmen, and then if need be, to the Board of Directors.

Accounts Payable

Policy:

1.

All invoices, check requests, and travel vouchers must be approved for payment by the Director and department heads and/or project directors where appropriate.

2.

To establish Wewards, Inc.'s obligation for payment of invoices, all invoices are matched with Purchase Orders and signed receiving slips.

3.

Copies of code sheets and invoices coded are to be reviewed by the Accounting Manager to ensure that the proper expense account is charged to the proper program in the appropriate accounting period.

4.

Code sheets and invoices must be reviewed by the Accounting Manager for accuracy before the vouchers are posted to the general ledger.

5.

All support documentation must be intact before any invoice, check request or travel voucher is entered into the "open" A/P files.

6.

Open invoices are to be filed by vendor name and payment due dates.

Procedures:

1.

Secretary opens mail, date stamps all invoices and delivers date stamped invoices to the Accounting Manager.

2.

The Accounting Manager matches all invoices with Purchase orders, and submits invoices to the appropriate department heads for review. Once approved by the department head, all invoices and check requests are submitted to the Director for authorization to pay.

3.

The Accounting Clerk will then perform the following tasks:

a)

Review vendor files to ensure that invoice hasn’t been paid.

b)

Run calculator tape to check any extends, discounts, tax rates and addition.

c)

Attach calculator tape to the upper left hand corner of the invoice.

d)

Code the invoice using the chart of accounts and any other document provided.

e)

Use the A/P Voucher form for recording the line items of expense for each separate invoice, and for coding expenses chargeable to grants.

f)

Paper clip any remittance advises to the invoice and forward to the Accounting Manager.

4.

The A/P Vouchers with invoice and supporting documentation attached are then reviewed by the appropriate department heads and/or project directors, who initial the Voucher form.

5.

The Accounting Clerk will then perform the following tasks:

a)

Enter the invoice into the Accounts Payable module.

b)

Print and review Voucher Edit Report.

c)

Post A/P activity to the general ledger.

d)

File the entered invoices and supporting documentation in the "open" A/P file by Vendor and DUE DATE, if not being paid at that time.